Exhibit 10.1

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “Amendment”) is dated as of the 1st day of October, 2005 (the “Effective Date”) by and between NDNE 9/90 Corporate Center LLC (the “Landlord”), and GTC Biotherapeutics, Inc. (the “Tenant”).

BACKGROUND

A.	Reference is hereby made to that certain Lease, dated March 26, 1999, by and between Landlord and Tenant (then known as Genzyme Transgenics Corporation), as affected by that certain letter agreement dated June 11, 1999 regarding term and rent commencement dates (hereinafter referred to as the “Lease”).

B.	Under the Lease, the Tenant currently leases from the Landlord 12,468 rentable square feet (the “Premises”) on the fourth floor of the building (the “Building”) known as and numbered 175 Crossing Boulevard, Framingham, Massachusetts, more particularly described therein.

C.	Capitalized terms not defined herein shall have the same meaning ascribed to them in the Lease.

D.	The term of the Lease is currently scheduled to expire on June 30, 2006. The Landlord and the Tenant desire to amend the Lease as of the date hereof to, among other revisions, (i) extend the term of the Lease, and (ii) provide for the amount of Annual Fixed Rent commencing October 1, 2005 and through the extended term, all on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual promises contained herein, Landlord and Tenant hereby agree as follows:

1.    Extension of Term. The Term of the Lease (sometimes referred to in the Lease as the “Original Term”) is hereby extended to and including September 30, 2010, and all references to the “Term” or “Original Term” in the Lease shall be deemed a reference to the current Term as hereby extended.

2.    Annual Fixed Rent During the Extended Term. From and after October 1, 2005, Annual Fixed Rent due and payable from the Tenant to the Landlord under the Lease shall be as follows:

Period	Per Sq. Ft.	Monthly Amount	Annual Amount
10/1/2005-9/30/2006	$23.25	$24,156.75	$289,881.00
10/1/2006-9/30/2008	$24.25	$25,195.75	$302,349.00
10/1/2008-9/30/2030	$25.25	$26,234.75	$314,817.00

3.    Annual Base Operating Costs During the Extended Term. From and after October 1, 2005, the term “Annual Base Operating Costs” under the Lease shall mean an amount equal to the Landlord’s Operating Costs for the Property during the calendar year January 1, 2005 through December 31, 2005.

4.    Annual Base Real Estate Taxes During the Extended Term. From and after October 1, 2005, the term “Annual Base Real Estate Taxes” under the Lease shall mean an amount equal to the Real Estate Taxes for the Property applicable to the fiscal tax year July 1, 2005 through June 30, 2006,

5.    Option to Extend. Exhibit G of the Lease is hereby amended to provide that (i) the Term of the Lease may be extended for only one (1) additional period of five (5) years (instead of the two (2) additional periods of five (5) years each set forth therein), and all references to a “Second Extension Period” are hereby deleted from said Exhibit G, and (ii) the reference to “97.5%” in the third paragraph of Exhibit G is hereby deleted and “100%” substituted therefor. Accordingly, if the Term of the Lease is properly extended as set forth in Exhibit G, as hereby amended, the Lease shall expire for all purposes on September 30, 2015, and Tenant shall have no further right to extend the Lease whatsoever.

6.    Landlord’s Allowance. Upon Tenant’s written request given prior to August 31, 2006 and in the manner set forth in the Lease, Landlord agrees to fund the costs incurred by Tenant in connection with modifications to the Premises to be made by Tenant (“Tenant Improvements”), not to exceed a maximum amount of Fifty Thousand and No/100 Dollars ($50,000) subject to the provisions hereof and the Lease (“Landlord’s Allowance”). The Landlord’s Allowance shall be paid to Tenant, or directly to Tenant’s general contractor, within thirty (30) days after presentation by Tenant to Landlord of evidence reasonably satisfactory to Landlord of Tenant’s payment for such work (or evidence of completion of such work in the event of any such direct payment), when finished, including, without limitation, invoices (receipted if applicable) and the like. To the extent that the cost of such work exceeds Landlord’s Allowance, Tenant shall be entirely responsible for such excess. Tenant agrees to use the Landlord’s contractor, Cranshaw Construction of New England Limited Partnership (“Cranshaw”), as the general contractor in connection with such work. Cranshaw shall competitively bid such work, including subcontractors recommended by Tenant, and the same shall be done on an open book basis with Tenant with a minimum of two (2) competitive bids for each trade/division of such work, to the extent feasible. Cranshaw shall earn a fee of five percent (5%) of the total cost of the work, such cost of the work to include, without limitation, general conditions and special conditions. All such work shall be undertaken in accordance with the applicable terms and conditions of the Lease, including, without limitation, Section 9.4 thereof. Landlord shall not charge Tenant for any supervisory or administrative fee in connection with such work. The final, actual amount of the Landlord’s Allowance paid hereunder by Landlord, if any, shall be amortized over the remainder of the Original Term (through September 30, 2010)

on a straight line basis, plus interest at the rate of eight percent (8%) per annum, commencing from and after the date of disbursement of such amount. If the Tenant shall fail to deliver such written request to Landlord by August 31, 2006, then the Landlord’s agreement to provide the Landlord’s Allowance set forth herein shall be void, time remaining of the essence of the Lease. Such work shall begin within thirty (30) days after August 31, 2006, and shall be completed within sixty (60) days.

7.    Security Deposit/Letter of Credit. Within forty-five (45) days after the Effective Date, Tenant shall obtain a replacement Letter of Credit in the amount of $249,360 reasonably satisfactory to Landlord, and in compliance with Section 13.8 of the Lease, which Letter of Credit shall apply to the entire Original Term as herein extended, and as provided in Section 13.8 of the Lease. The parties expressly confirm and agree that if the Term of the Lease is extended in conformity with the requirements of Exhibit G of the Lease, as herein amended, a further condition of such extension shall be the provision to Landlord of a Letter of Credit with respect to such extended period, and in conformity with the requirements of said Section 13.8.

8.    Satellite Dish. The Lease is hereby amended by adding the following as Section 13.11 thereof:

Section 13.11. Satellite Dish. Notwithstanding anything to the contrary contained in this Lease, the Landlord hereby agrees that at any time during the Term, the Tenant shall have the Non-Exclusive right to install, on the roof of the Building, a satellite dish (the “Dish”). The Tenant agrees and acknowledges, however, that the location of any Dish, the method of any such installation, and the type of Dish proposed to be installed shall be subject to: (i) compliance by the Tenant with all applicable laws, rules, regulations and the like pertaining thereto; (ii) the consent by the Landlord, which consent shall not be unreasonably withheld provided that the Landlord and the Landlord’s engineers are satisfied therewith; and (iii) a determination to be made that such Dish will not interfere with any other equipment or use thereof located in, on or in the vicinity of the Building, and that such Dish will not be visible from the exterior of the Building. If Tenant shall install such Dish, (a) the Tenant shall do so at its own cost and expense and in accordance with all applicable laws, rules and regulations, including, without limitation, reimbursement to Landlord for its third party engineers, if applicable; (b) the Tenant shall maintain such Dish in accordance with the Landlord’s reasonable rules and regulations; and (c) the Tenant shall install such Dish in a manner so as to maintain in full force and effect any applicable roof and/or construction related warranties, failing which the Tenant shall promptly reimburse the Landlord for any costs and expenses incurred by the Landlord as a result of such failure. Additionally, the Tenant shall defend, indemnify and hold the Landlord harmless from and against any claims, costs and expenses incurred by the Landlord as a result of such installation by the Tenant or in any other manner in connection with such Dish, including, without limitation, all costs and expenses relating to roof and/or wall penetrations. If the Tenant shall install such Dish, the Tenant shall be responsible for the maintenance and repair thereof, at the Tenant’s sole cost and expense, and such Dish shall be at the sole risk of the Tenant, the Landlord having no obligation with respect to any insurance relating thereto. Also, the Tenant hereby agrees, upon the Landlord’s notice requesting same, to remove or relocate such Dish and to repair any and all damage caused by such removal or relocation. At the expiration or other termination of this lease, such Dish shall remain the property of the Tenant, and shall be removed by the Tenant at its own cost and expense, and the Tenant shall repair any and all damage caused by such removal, at its own cost and expense, in accordance with all applicable laws, rules and regulations, and in such a manner so as to maintain in full force and effect any applicable roof and/or construction related warranties, failing which the Tenant shall reimburse the Landlord for any costs and expenses incurred by the Landlord as a result of such failure.

9.    Miscellaneous. Tenant hereby acknowledges that, as of the date hereof: (i) Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Premises or to provide any tenant improvement allowance under the Lease except as expressly set forth herein, Tenant hereby confirming that it is now occupying the Premises, and Tenant accepts the Premises as of the date hereof, and will accept the Premises as of the commencement of the extended term herein provided in “AS IS” condition; (ii) there are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; (iii) neither Tenant, nor to Tenant’s knowledge, Landlord, is in any respect in default under the Lease; and (iv) Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

10.    Brokers. Landlord and Tenant each represent that there are no brokers involved with respect to this Amendment other than The Staubach Company and Trammell Crow Company, whose fees shall be paid by Landlord, and each party agrees to indemnify, defend and hold harmless the other with respect to any breach of such representation.

11.    Effective Date. The parties agree that this Amendment shall be effective from and after the Effective Date and not to any period of time prior thereto. To the extent this Amendment contains language which purports to amend the Lease with respect to periods of time prior to the Effective Date, such language is for clarification purposes only and shall not be deemed to change the obligations of the parties with respect thereto. In no event shall this Amendment be construed to impose any liability on Landlord for any period of time preceding its ownership of the Property.

12.    Ratification of Lease Provisions. Except as otherwise expressly amended, modified and provided for in this Amendment, Tenant hereby ratifies all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.

13.    Entire Amendment. This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersede all prior dealings between the parties with respect to such subject matter.

14.    Authority. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

15.    Binding Amendment. This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

16.    Governing Law. This Amendment shall be governed by the laws of The Commonwealth of Massachusetts.

17.    Severability. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

18.    No Reservation. Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Amendment shall not be effective until execution and delivery by all parties.

19.    Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS the execution hereof under seal as of the day and year first above written.

Landlord:

NDNE 9/90 Corporate Center LLC

        By: NDNE 9/90, Inc., its Manager

By:	/s/ John J. O’Neil, III
Name: John J. O’Neil, III Title: Executive Vice President

Tenant:

GTC Biotherapeutics, Inc.

By:	/s/ John B. Green
Name: John B. Green Title: Senior Vice President